Exhibit 5.2

October 11, 2019 File No.: 116744.00108/19903	Sébastien Bellefleur Direct +1 514 397 7445 sbellefleur@fasken.com

THERATECHNOLOGIES INC.

2015 Peel Street

11th Floor

Montreal, Québec H3A 1T8

Dear Sirs:

Re:	Registration Statement on Form F-10 of Theratechnologies Inc.

Ladies and Gentlemen:

We hereby consent to the reference to our firm on the face page of the short form base prospectus (the “Prospectus”) filed as part of this Registration Statement on Form F-10 and to the reference to our firm name under the heading “Legal Matters” in the Prospectus. By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP

(signed) FASKEN MARTINEAU DuMOULIN LLP

SB/ll